Exhibit 99.1

Contact:        Kevin Lycklama
Riverview Bancorp, Inc. 360-693-6650
kevinlycklama@riverviewbank.com

Kim Capeloto Leaving Riverview Community Bank in February

Vancouver, WA – January 20, 2022 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) (“Riverview”, the “Company” or the “Bank”) announced today that executive vice president and chief banking officer, Kim Capeloto, will be leaving the Bank after 11 years.

“After more than three decades in banking, Kim let us know that he has decided it’s time for him to try something new and different,” explains Kevin Lycklama president and chief executive officer. “Of course, we are disappointed for Riverview; on the other hand, we are excited to see Kim explore new possibilities because that’s what he wants to do.”

Capeloto joined Riverview in 2010, helping the Bank achieve significant growth, while building a customer-centric branch system, including (once the new Ridgefield branch opens next month), 17 branches in SW Washington and Oregon.

“I’ve really enjoyed my time working at Riverview,” says Capeloto. “I have had the honor to lead a dedicated team that puts customers first. I’m incredibly proud of them. I’m excited to tackle some different challenges and I am currently considering several interesting opportunities. As a customer, shareholder and friend, I’m also looking forward to watching Riverview’s continued growth and progress.”

During his tenure, Riverview has doubled in size to $1.7 billion, rolled out new products and services and expanded into new markets. Capeloto could always be found representing Riverview at community and nonprofit events.

“We have asked Kim to continue to represent Riverview in the community, and he has agreed to do so,” says Lycklama. “We look forward to maintaining a strong relationship with Kim and seeing him at these events in the future.”

Capeloto will be leaving Riverview in early February. He reflectively states, “I’ve made so many friends here, and while I’m sure going to miss them, I’ll still be around.”

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.72 billion at September 30, 2021, it is the parent company of the 98-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 16 branches, including 12 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.